Exhibit 10.1
AMENDMENT NO. 1 AND WAIVER
          AMENDMENT NO. 1 AND WAIVER (this “Amendment”), dated as of May 9, 2006, to that certain Credit Agreement, dated as of February 14, 2006 (the “Credit Agreement”; capitalized terms used herein and not defined shall have the meanings set forth in the Credit Agreement), among NORTEL NETWORKS INC. (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”), the several banks and other financial institutions from time to time party thereto as lenders (the “Lenders”) and the other parties named therein.
W I T N E S S E T H:
          WHEREAS, Section 9.05 of the Credit Agreement permits the Credit Agreement to be amended from time to time;
          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION ONE. Amendments. The Credit Agreement is hereby amended (effective as of the Effective Date (as defined below)) as follows:
          (a) by amending and restating the following definitions in the Credit Agreement to read as follows:
     “Event of Default” has the meaning specified in Section 6.01.
     “Tranche A Event of Default” has the meaning specified in Section 6.02.
          (b) by adding the following definitions to Section 1.01 of the Credit Agreement in appropriate alphabetical order:
     “Delayed Filings” means, together, the Delayed Form 10-Q Filings and the Delayed Form 10-K Filings.
     “Delayed Form 10-K Filings” means (i) NNL’s failure to file NNL’s 2005 Form 10-K with the Commission by March 16, 2006, the date by which such filing is required, (ii) NNC’s failure to file NNC’s 2005 Form 10-K with the Commission by March 16, 2006, the date by which such filing is required, (iii) the Borrower’s failure to deliver NNC’s 2005 Form 10-K under Section 5.01(a) of this Agreement by March 16, 2006, the date by which such delivery is required, (iv) NNL’s failure to deliver NNL’s 2005 Form 10-K or the related certificate required under the EDC Agreement to EDC by March 23, 2006, the date by which such deliveries are required therein, (v)

NNL’s failure to deliver NNL’s 2005 Form 10-K under the 1988 Indenture and the 1996 Indenture by March 31, 2006, the date by which such deliveries are required therein, and (vi) NNC’s failure to deliver NNC’s 2005 Form 10-K under the 2001 Indenture by the date by which such delivery is required therein.
     “Delayed Form 10-Q Filings” means (i) NNL’s anticipated failure to file NNL’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2006 with the Commission by May 10, 2006 the date by which such filing is required, (ii) NNC’s anticipated failure to file NNC’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2006 with the Commission by May 10, 2006, the date by which such filing is required, (iii) NNL’s anticipated failure to deliver NNL’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2006 required under the 1988 Indenture and the 1996 Indenture to the trustees under the 1988 Indenture and the 1996 Indenture by May 25, 2006, the date by which such deliveries are required therein, and (iv) NNC’s anticipated failure to deliver NNC’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2006 required under the 2001 Indenture to the trustee under the 2001 Indenture by the date by which such delivery is required therein.
     “NNC’s 2005 Form 10-K” means NNC’s annual report on Form 10-K for the year ended December 31, 2005 as amended by the Form 10-K/A for the year ended December 31, 2005 filed by NNC with the Commission on May 1, 2006.
     “NNL’s 2005 Form 10-K” means NNL’s annual report on Form 10-K for the year ended December 31, 2005.
     “Restatements” means the restatement and adjustments of NNC’s and NNL’s financial results for certain prior periods as described in NNC’s 2005 Form 10-K.
          (c) by deleting the definitions of “Adjusted EBITDA,” “Consolidated Fixed Charges,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Tranche B Documents” and “Tranche B Event of Default” from Section 1.01 of the Credit Agreement in their entirety;
          (d) by (i) deleting the “and” after clause (n) of the definition of “Permitted Liens” in the Credit Agreement, (ii) replacing the “.” after clause (o) of the definition of “Permitted Liens” with “; and” and (iii) adding new clauses (p) and (q) at the end of the definition of Permitted Liens as follows:
     “(p) deposits to secure (i) the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business (ii) contingent obligations arising in connection with the settlement of any shareholder litigation, or satisfaction of a judgment resulting therefrom, or (iii) letters of credit in support of obligations described in clauses (i) or (ii); provided the aggregate amount of obligations so secured pursuant to this clause (p) shall not at any time exceed $100,000,000; and

     (q) deposits in connection with the settlement of shareholder litigation described in Note 17. “Contingencies” in Item 1. “Consolidated Financial Statements and Supplementary Data” of NNC’s 2005 Q3 Form 10-Q; provided that Section 5.14 is not contravened thereby.”
          (e) by adding a new proviso at the end of subsection (b) of Section 5.01 of the Credit Agreement as follows:
“; provided, that notwithstanding the foregoing, with respect to the fiscal quarter ending March 31, 2006, such information shall not be required to be delivered to the Agent (unless earlier available) until June 15, 2006;”
          (f) by deleting the phrase “Section 5.13 for the twelve-month period ending on the last day of the most recent financial statements delivered pursuant to subsection (a) or (b) above, as the case may be, and” from Section 5.01(c) of the Credit Agreement;
          (g) by deleting Section 5.13 of the Credit Agreement in its entirety and replacing it with the following:
“Section 5.13 [Omitted].”
          (h) by deleting Section 5.14 of the Credit Agreement in its entirety and replacing it with the following:
“Section 5.14 Minimum Cash and Cash Equivalents.
(a) The Borrower will not permit the amount of Unrestricted Cash at any time to be less than $1,250,000,000.
(b) The Borrower will not permit the amount of Unrestricted Cash to be less than $1,500,000,000 on the last day of any fiscal quarter of NNC.”
          (i) by deleting Section 6.01 of the Credit Agreement in its entirety and replacing it with the following:
     “Section 6.01. Events of Default. If one or more of the following events (each, an “Event of Default” (which term, for all purposes of the Loan Documents other than this Section 6.01 and Section 9.05, shall also include any Tranche A Event of Default)) shall have occurred and be continuing:
     (a) the Borrower shall (i) fail to pay when due any principal of any Loan or (ii) fail to pay any interest on any Loan or any fees or any other amount under the Loan Documents within five days of the due date thereof;
     (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.01, 5.02, 5.04 (with respect to the existence of NNC, the Borrower or NNL), 5.05, 5.09 through 5.12, 5.14 or 5.16;

     (c) any Credit Party shall fail to observe or perform any covenant or agreement contained in the Loan Documents (other than those covered by subsection (a) or (b) above, and other than Section 5.15 (including any related Prepayment Event), Section 5.17, 6.02, any Prepayment Event arising from a Specified Asset Sale or any covenant or agreement relating to the Collateral or contained in the Security Documents) and does not remedy the failure on or before thirty days after notice thereof has been given to the Borrower by the Agent at the request of any Lender;
     (d) any representation or warranty made by any Credit Party in the Loan Documents (other than any such representation or warranty relating to the Collateral or the Security Documents) or in any certificate delivered pursuant to the Loan Documents (except as aforesaid) shall prove to have been incorrect in any material respect when made (or deemed made);
     (e) (i) NNC, the Borrower or any Restricted Subsidiary shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure shall continue beyond any applicable grace period; (ii) except for any Prepayment Event, any event or condition occurs that results in Material Debt becoming due before its scheduled maturity; or (iii) except for any Prepayment Event, any event or condition occurs that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause Material Debt to become due, or to require the prepayment, repurchase, redemption or any defeasance thereof, before its scheduled maturity; provided that clause (ii) shall not apply to secured Funded Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Funded Debt (so long as such Funded Debt is repaid in accordance with its terms); provided, further that clause (iii) shall not apply to any default under any Material Debt as a result of the Delayed Form 10-Q Filings so long as NNC’s and NNL’s Quarterly Reports on Form 10-Q for the fiscal quarter ending March 31, 2006 are filed with the Commission on or prior to June 15, 2006;
     (f) NNC, the Borrower or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
     (g) an involuntary case or other proceeding shall be commenced against NNC, the Borrower or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against NNC, the Borrower or any Restricted Subsidiary under the bankruptcy or insolvency laws as now or hereafter in effect in Canada or the United States;
     (h) one or more judgments or orders for the payment of money in excess of $100,000,000 shall be rendered against NNC, the Borrower or any Restricted Subsidiary and such judgments or orders shall continue undischarged, unpaid in accordance with its terms or unstayed for a period of 30 days after such judgment or judgments become final and non-appealable, or a judgment creditor shall attach or levy upon any assets of NNC, the Borrower or any Restricted Subsidiary to enforce any such judgment;
     (i) a Change of Control shall occur;
     (j) any Guarantor’s Guarantee under the Guarantee Agreement shall at any time fail to constitute a valid and binding agreement of such Guarantor (except as expressly permitted by the Guarantee Agreement) or any Guarantor, or any Person acting on behalf of any Guarantor, shall so assert in writing;
     (k) an ERISA Event or a Funding Failure shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and Funding Failures that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
     (l) any Tranche A Loan shall have become due and payable pursuant to Section 6.02, then, and in every such event, the Agent shall if requested by the Required Lenders (or in the case of an Event of Default referred to in subsection (l), the Required Tranche B Lenders), by notice to the Borrower declare the Loans (or in the case of an Event of Default referred to in subsection (l), the Tranche B Loans) (together with accrued interest thereon) to be, and the Loans (or in the case of an Event of Default referred to in subsection (l), the Tranche B Loans) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in subsection (f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Lenders, the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.”

          (j) by deleting Section 6.02 of the Credit Agreement and replacing it with the following:
     “Section 6.02 Tranche A Events of Default. If one or more of the following events (“Tranche A Events of Default” (which term, for all purposes of the Loan Documents other than Section 6.01, this Section 6.02 and Section 9.05, shall also include any Event of Default)) shall have occurred and be continuing:
     (a) the Borrower shall fail to observe or perform any covenant contained in Sections 5.15 or 5.17 (including any related Prepayment Event), any Prepayment Event arising from a Specified Asset Sale, or covenant or agreement relating to the Collateral or contained in the Security Documents;
     (b) any representation or warranty made by any Credit Party in the Loan Documents relating to the Collateral or the Security Documents or in any certificate delivered pursuant to the Loan Documents relating to the Collateral or the Security Documents shall prove to have been incorrect in any material respect when made (or deemed made); or
     (c) any Lien purported to be created under any Security Document relating to one or more items of Collateral with an aggregate value determined by the Collateral Agent in its sole discretion (which determination may be based solely upon information furnished by the Borrower or the Collateral Agent) to exceed $5,000,000 shall cease to be, or shall be asserted by any Secured Party not to be, a valid and perfected Lien on such Collateral, with the priority required by the applicable Security Document, except (i) as a result of a sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other documents delivered to it under the Security Agreement;
then, and in every such event, the Agent shall if requested by the Required Tranche A Lenders, by notice to the Borrower declare the Tranche A Loans (together with accrued interest thereon) to be, and the Tranche A Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.”
          (k) by deleting the words “or Section 6.02(c)” from Section 6.03 of the Credit Agreement.
          (l) by deleting Section 9.05 of the Credit Agreement in its entirety and replacing it with the following:
     “Section 9.05 Amendments and Waivers. Any provision of this Agreement (other than Section 6.01(l), Section 5.15 (including any related Prepayment Event), Section 5.17, Section 6.02, any Prepayment Event arising from a Specified Asset Sale or any provision of this Agreement which relates to any representation, warranty or covenant relating to the

Collateral or the Security Documents) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders affected thereby, (i) increase or decrease the Commitment of any Lender (except for a ratable decrease in the Commitments of all Lenders) or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan, or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan, or any fees hereunder or for any scheduled reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (v) release all or substantially all of the value of the Guarantees from the Guarantee Agreement or (vi) alter the provisions of Section 9.04 in a manner adverse to such Lender; provided further, that, (x) without the consent of the Required Tranche A Lenders or the Required Tranche B Lenders, as the case may be, no such amendment or waiver may alter the provisions of Section 2.11(d) in a manner that would reduce the amount of any prepayment applied to Loans under such tranche, (y) without the consent of the Required Tranche B Lenders, no amendment hereto shall increase the amount of Funded Debt that is permitted to be secured by a Lien on any assets of NNC or any of its Subsidiaries unless effective action is taken to secure the Tranche B Loans on a pari passu basis with such other Funded Debt and (z) without the consent of each Tranche A Lender (which consents shall be sufficient without the consent of any other Lender), no such amendment or waiver may release all or substantially all of the Collateral from the Security Documents. Any provision of Section 5.15 (including any related Prepayment Event), Section 5.17, 6.02, any Prepayment Event arising from a Specified Asset Sale or any provision of this Agreement which relates to any representation, warranty or covenant relating to the Collateral or the Security Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Tranche A Lenders. Any provision of Section 6.01(l) may be amended or waived if, but only if, such amendment or waiver is in writing and signed by the Borrower and the Required Tranche B Lenders. Notwithstanding the foregoing provisions of this Section 9.05, no amendment or waiver to any Loan Document that affects the rights or duties of the Agent shall be permitted unless the Agent shall have consented thereto.”
          SECTION TWO. Waiver. Effective as of the Effective Date (as defined below), the Required Lenders hereby waive the occurrence of any Default or Event of Default resulting from (i) the Delayed Filings to the extent that such Default or Event of Default arose under Sections 6.01(b) or 6.02(b) of the Credit Agreement (without giving effect to this Amendment); (ii) the breach of any representation or warranty contained in Sections 4.04(a) or 4.10 of the Credit Agreement to the extent the matter resulting in such breach has been disclosed in all material respects in NNC’s 2005 Form 10-K, (iii) the Restatements to the extent that any Default or Event of Default arose under Section 6.01(c) of the Credit Agreement as a result of the failure to observe or perform the covenant contained in Section 5.08 of the Credit Agreement (to the extent such Section requires NNC and its Subsidiaries to record, summarize and report all financial information in accordance with GAAP) to the extent the matters resulting in such breach have been disclosed in all material respects in NNC’s 2005 Form 10-K; or (iv) any Event of Default (so long as such Event of Default does not continue to exist following the

Effective Date) arising under Section 6.01(e)(iii) of the Credit Agreement (but, for the avoidance of doubt, not Section 6.01(e)(i) or (e)(ii) of the Credit Agreement) as a result of the Delayed Form 10-K Filings.
          SECTION THREE. Conditions to Effectiveness. This Amendment shall become effective as of the date (the “Effective Date”) when, and only when, (a) the Agent shall have received counterparts of this Amendment executed by the Borrower and each of the Lenders, (b) the Agent shall have received a copy of a duly executed amendment and waiver under the Amended and Restated Master Facility Agreement dated October 24, 2005 by and between NNL and Export Development Canada in form and substance reasonably satisfactory to the Agent which shall become effective on or prior to the Effective Date and which shall eliminate all outstanding Events of Default thereunder resulting from the matters contemplated by this Amendment, (c) the Agent shall have received duly executed copies of a fee letter relating to this Amendment in form and substance satisfactory to the Agent and all fees required to be paid thereby shall have been paid, and (d) the Agent shall have received an officer’s certificate of the Chief Financial Officer of NNC stating that (i) after giving effect to this Amendment, the representations and warranties set forth in clauses (a) and (b) of Section Four hereof are true and correct and (ii) the amendment and waiver referred to in clause (b) of this Section Three has become effective or will become effective concurrently with this Amendment.
          SECTION FOUR. Representations and Warranties. In order to induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower represents and warrants to each of the Lenders and the Administrative Agent that, after giving effect to this Amendment:
     (a) no Default or Event of Default has occurred and is continuing;
     (b) except for matters that are disclosed in all material respects in NNC’s 2005 Form 10-K, each of the representations and warranties made by each of the Loan Parties in or pursuant to the Loan Documents are true and correct in all material respects on and as of the date hereof as if made on the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
     (c) the consolidated balance sheet of NNC and its Consolidated Subsidiaries as of each of December 31, 2004 and December 31, 2005 and the related consolidated statements of operations, cash flows and retained earnings for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, reported on by Deloitte & Touche LLP and set forth in NNC’s 2005 Form 10-K, have been prepared in accordance with GAAP and fairly present the consolidated financial position of NNC and its Consolidated Subsidiaries as of each such date and their consolidated results of operations and cash flows for each such fiscal year.
          SECTION FIVE. Reference to and Effect on the Loan Documents. On and after the Effective Date, each reference in any Loan Document to the Credit Agreement or words of like import, shall mean and be a reference to the Credit Agreement as amended by this Amendment. The Credit Agreement, as specifically amended by this Amendment, the Notes and each of the other Loan Documents are and shall continue to be in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. This Amendment shall be deemed to be a Loan Document for all purposes of the Credit Agreement. The Administrative Agent and the Credit Parties are hereby authorized following the Effective Date and without the consent of any Lender to enter into an amendment and restatement of the Credit Agreement in order to give effect to the amendments set forth in this Amendment (including to make technical changes reflecting that the Closing Date has already occurred).
          SECTION SIX. Costs, Expenses and Taxes. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel to the Lenders).
          SECTION SEVEN. Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.
          SECTION EIGHT. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE CONSTRUED AND GOVERNED BY, IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Signature Pages Follow]

S-1

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AMENDMENT TO BE SIGNED AS OF THE DATE FIRST WRITTEN ABOVE.

NORTEL NETWORKS INC., as the Borrower

By:	/s/ Allen K. Stout

Name: Allen K. Stout
Title: Vice President, Finance

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ David M. Mallott

Name: David M. Mallott
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ David M. Mallott

Name: David M. Mallott
Title: Vice President

CITICORP USA, INC.,
as a Lender

By:	/s/ TIMOTHY DILWORTH

Title: Vice President

ROYAL BANK OF CANADA,
as a Lender

By:	/s/ DUSTIN CRAVEN

Title: Dustin Craven Attorney-in-Fact

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EXPORT DEVELOPMENT CANADA,
as a Lender

By:	/s/ BRUCE DUNLOP

Title: Vice President

By:	/s/ DAN KOVACS

Title: Loan Asset Manager

ACKNOWLEDGED AND AGREED TO:

NORTEL NETWORKS CORPORATION

By:	/s/ KATHARINE B. STEVENSON

Name: Katharine B. Stevenson
Title: Treasurer

By:	/s/ GORDON A. DAVIES

Name: Gordon A. Davies
Title: General Counsel — Corporate and Corporate Secretary

NORTEL NETWORKS LIMITED

By:	/s/ KATHARINE B. STEVENSON

Name: Katharine B. Stevenson
Title: Treasurer

By:	/s/ GORDON A. DAVIES

Name: Gordon A. Davies
Title: General Counsel — Corporate and Corporate Secretary